JNL Series Trust 485BPOS

Ex. 99.28(d)(18)(i)

SUB-SUBADVISORY AGREEMENT

between FIAM LLC

and

FMR INVESTMENT MANAGEMENT (UK) LIMITED

THIS AGREEMENT is effective as of this 27th day of April, 2026, by and between FIAM LLC, a Delaware limited liability company with principal offices at 900 Salem Street, Smithfield, Rhode Island (hereinafter called the “Sub-Advisor”), and FMR INVESTMENT MANAGEMENT (UK) LIMITED (hereinafter called the “Sub-Subadvisor”).

WHEREAS the Sub-Advisor has entered into an investment sub-advisory agreement (the “Sub-Advisory Agreement”) with Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Advisor”), relating to the JNL Multi-Manager International Small Cap Fund (the “Fund”), a series of the JNL Series Trust ( the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), pursuant to which the Sub-Advisor acts as investment sub-advisor to the Fund; and

WHEREAS the Sub-Advisory Agreement permits the Sub-Advisor to delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under the Sub-Advisory Agreement and the Advisor has consented to the delegation of investment management services by the Sub-Advisor to the Sub-Subadvisor; and

WHEREAS the Sub-Subadvisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith; and

WHEREAS the Sub-advisor wishes to retain Sub-Subadvisor to provide such services with respect to Sub-advisor’s management of the Fund in accordance with the Sub-Advisory Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Trust, the Sub-Advisor and the Sub-Subadvisor agree as follows:

1.     Duties: The Sub-Advisor may, in its discretion, appoint the Sub-Subadvisor to perform one or more of the following services with respect to all or a portion of the investments of the Fund. The services and the portion of the investments of the Fund to be advised or managed by the Sub-Subadvisor shall be as agreed upon from time to time by the Sub-Advisor and the Sub-Subadvisor. The Sub-Subadvisor shall pay the salaries and fees of all personnel of the Sub-Subadvisor performing services for the Fund relating to research, statistical and investment activities.

(a)  Investment Management: If and to the extent requested by the Sub-Advisor, the Sub-Subadvisor shall, subject to the supervision of the Sub-Advisor, manage all or a portion of the investments of the Fund in accordance with the investment objective, policies and limitations provided in the Fund’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act and rules thereunder, as amended from time to time, and such other limitations as the Trust or Sub-Advisor may impose with respect to the Fund by notice to the Sub-Subadvisor. With respect to the portion of the investments of the Fund under its management, the Sub-Subadvisor is authorized to make investment decisions on behalf of the Fund with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Subadvisor may select. The Sub-Subadvisor may also be authorized, but only to the extent such duties are delegated in writing by the Sub-Advisor, to provide additional investment management services to the Fund, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money or lending securities on behalf of the Fund. All investment management and any other activities of the Sub-Subadvisor shall at all times be subject to the control and direction of the Sub-Advisor and the oversight and supervision of the Advisor and the Trust’s Board of Trustees.

(b)  Subsidiaries and Affiliates: The Sub-Subadvisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Subadvisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the Investment Company Act and rules thereunder.

The Sub-Subadvisor represents that it (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; and (v) will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

2.      Information to be Provided to the Trust, the Advisor, and the Sub-Advisor: The Sub-Subadvisor shall furnish such reports, evaluations, information or analyses to the Trust, the Advisor, and the Sub-Advisor as the Trust’s Board of Trustees, the Advisor, or the Sub-Advisor may reasonably request from time to time, or as the Sub-Subadvisor may deem to be desirable.

3.      Brokerage: In connection with the services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Subadvisor shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Sub-Subadvisor, which may include brokers or dealers affiliated with the Sub-Advisor or Sub-Subadvisor. The Sub-Subadvisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or to the other accounts over which the Sub-Subadvisor or Sub-Advisor exercise investment discretion. The Sub-Subadvisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Subadvisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Subadvisor has with respect to accounts over which it exercises investment discretion. The Sub-Advisor shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

On occasions when the Sub-Subadvisor deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Subadvisor, the Sub-Subadvisor to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Subadvisor in the manner which the Sub-Subadvisor considers to be equitable and consistent with its fiduciary obligations to the Fund(s) and to its other clients over time and also in accordance with its and its affiliates’ policies and procedures.

4.      Records: The Sub-Subadvisor or its affiliates will maintain all accounts, books and records with respect to the Fund(s) that are required of a sub-adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

5.      Compensation: The Sub-Advisor shall compensate the Sub-Subadvisor on the following basis for the services to be furnished hereunder.

(a)            Investment Management Fee: For services provided under paragraph 1 of this Agreement, the Sub-Advisor or an affiliate agrees to pay the Sub-Subadvisor a monthly Investment Management Fee. The Investment Management Fee shall be equal to 110% of the Sub-Subadvisor’s costs incurred in connection with rendering the services under this Agreement. The Investment Management Fee shall not be reduced to reflect expense reimbursements or fee waivers by the Sub-Advisor, if any, in effect from time to time.

6.      Expenses: It is understood that the Fund will pay all of its expenses other than those expressly stated to be payable by the Sub-Subadvisor hereunder or by the Sub-Advisor under the Sub-Advisory Agreement with the Fund.

7.      Affiliated Parties: It is understood that the Sub-Advisor and Sub-Subadvisor are considered to be “affiliated persons” of each other, as that term is defined under the Investment Company Act.

8.      Services to Other Companies or Accounts: The services of the Sub-Subadvisor to the Sub-Advisor are not to be deemed to be exclusive, the Sub-Subadvisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Subadvisor’s ability to meet all of its obligations hereunder. The Sub-Subadvisor shall for all purposes be an independent contractor and not an agent or employee of the Sub-Advisor or the Trust.

In furnishing services hereunder, to the extent prohibited under, or necessary to comply with, the Investment Company Act, the Sub-Subadvisor will not consult with any other sub-adviser, other than the Sub-Advisor, with respect to (i) the Fund, (ii) any other portfolio of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (For the avoidance of doubt, the foregoing restriction shall not be deemed to prohibit the Sub-Subadvisor from consulting with (i) any of its affiliated persons, including Sub-Advisor, concerning transactions in securities or other assets or (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

9.      Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Subadvisor, the Sub-Subadvisor shall not be subject to liability to the Sub-Advisor, the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10.    Duration and Termination of Agreement; Amendments:

(a)	Subject to prior termination as provided in subparagraph (d) of this paragraph 10, this Agreement shall continue in force until September 30, 2027 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund.

(b)	This Agreement may be modified by mutual consent of the Sub-Advisor, the Sub-Subadvisor and the Fund subject to the provisions of Section 15 of the Investment Company Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)	In addition to the requirements of subparagraphs (a) and (b) of this paragraph 10, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval.

(d)	Either the Sub-Advisor, the Sub-Subadvisor or the Fund may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Fund by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

11.      Limitation of Liability: The Sub-Subadvisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Subadvisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. Nor shall the Sub-Subadvisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.

12.      Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,”

“assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FMR INVESTMENT MANAGEMENT (UK) LIMITED

BY:	/s/ Mark Flaherty
Name:	Mark Flaherty
Date:	January 14, 2026

FIAM LLC

BY:	/s/ Brad Sweeney
Name:	Brad Sweeney
Date:	January 13, 2026 | 10:59:14 AM EST

4